Exhibit 99.1

SL GREEN REALTY CORP.

For Further Information, Contact:
Marc Holliday
President
Michael W. Reid
Chief Operating Officer
(212) 594-2700

FOR IMMEDIATE RELEASE
---------------------


SL GREEN REALTY CORP. ANNOUNCES THE ACQUISITION

OF 317 MADISON AVENUE

NEW YORK, June 7, 2001 - SL Green Realty Corp. (NYSE: SLG) announced today that it has closed the acquisition of 317 Madison Avenue for an aggregate price of $105.6 million. The property was acquired from Richfield Investment Company.

The 22-story building is located at the Northeast corner of Madison Avenue and 42nd Street with direct access to Grand Central Station located just one-half block away.

SL Green intends to significantly reposition and upgrade the property, capitalizing on its strategic location at one of Manhattan's most important intersections. The property is being purchased at a going-in cash yield of approximately 7.2%. After upgrading the building, SL Green expects significant near-term upside from the re-leasing of space upon the expiration of leases, which are below current market levels. Market office rents are a substantial premium to the current in-place average rents, which are under $30 per square foot for existing leases.

The acquisition will be funded, in part, with proceeds from the previously announced sale of 1412 Broadway in a reverse 1031 tax-free exchange, thereby deferring capital gain resulting from such sale. The balance of the acquisition will be funded using the Company's line of credit.

In making the announcement, Stephen L. Green, Chairman and CEO of SL Green said, "317 Madison Avenue is a perfect example of our investment strategy. The building has a unique location at a key crossroads in Midtown Manhattan, less than a block from a New York transportation hub, Grand Central Station, and in the heart of an area undergoing dramatic revitalization. We are purchasing the building at a substantial discount to replacement cost and with a major opportunity to upgrade and re-merchandize the retail space. We intend to fully reposition and upgrade the building in order to capture the significant upside of this well located property and to create a great long-term core asset for the Company."

Marc Holliday, President of SL Green added, "317 Madison Avenue is a great fit for our investment program and will be a significant contributor to earnings growth. Coupled with our recent sales and joint venture activity, we believe that with this purchase we have been able to effectively recycle and re-deploy our capital in order to upgrade our portfolio. We feel that with this acquisition we can achieve a high return on invested capital while creating significant long-term value for our shareholders."

Cushman & Wakefield, Inc. and Williamson, Picket, Gross, Inc. acted as the exclusive advisors in this transaction.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust ("REIT") that primarily owns, manages, leases, acquires and repositions office properties in Manhattan.

This release contains forward-looking information based upon the Company's current best judgement and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with the forward-looking information include the strength of the commercial office real estate market, competitive market conditions, general economic growth, interest rates and capital market conditions. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

# # #








                                      2